INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Crown Energy Corporation on Form S-8 of our report dated March 29, 2000, appearing in the Annual Report on Form 10-K of Crown Energy Corporation for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
December 26, 2000